EXHIBIT 99.1 — Press release

5711 S 86TH CIR •
PO BOX 27347 • Omaha NE 68127-0347
Executive Office: (402) 596-8900 • Fax (402) 592-4006
Internet: www.infoUSA.com

FOR IMMEDIATE RELEASE
December 30, 2005

CONTACT:
VIN GUPTA — CHAIRMAN & CHIEF EXECUTIVE OFFICER
Phone: (402) 596-8900 · Fax: (402) 339-0265
E-Mail: vin.gupta@infoUSA.com
RAJ DAS — CHIEF FINANCIAL OFFICER
Phone: (402) 593-4517 · Fax: (402) 339-0265
E-Mail: raj.das@infousa.com
LAUREL GUPTA — DIRECTOR, INVESTOR RELATIONS
Phone: (402) 593-4535 · Fax: (402) 339-0265
E-Mail: laurel.gupta@infousa.com
infoUSA Makes $30.5 Million of Debt Payment
(OMAHA, NE)—infoUSA® (NASDAQ: IUSA), the leading provider of proprietary business and consumer databases and sales leads, today announced that it has paid down a total of $30.5 million of principal under its various debt obligations in the fourth quarter of 2005. Of this amount, approximately $6.5 million represents scheduled principal payments and $24 million represents prepayment of principal.
The special prepayment of $24 million has been made possible from the funds received in connection with the early termination of a database license agreement between the company and First Data Solutions. The license agreement, which had an original term of 9 years ending in 2008, is being terminated as of December 31, 2005 by mutual agreement of the parties. The company will continue to provide First Data with access to databases and related services on terms customarily offered by the company.
infoUSA will report its fourth quarter 2005 and full year 2005 earnings at the close of business on Monday, January 23, 2006. The company will hold its earnings conference call on Tuesday, January 24th at 3 PM Eastern Standard Time.
About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer databases to businesses so they can find more prospects and increase their sales. It is the only company to own 12 proprietary databases of consumers and businesses under one roof.

The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 4 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, database marketing, email marketing, telemarketing, customer analysis and credit reference purposes.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.